SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2003

HORIZON GROUP PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-24123	38-3407933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4200 Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 917-8870

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  Other Events

On May 30, 2003, Horizon Group Properties, Inc. (the “Company”) announced that it had restructured three loans which had been in default since October 2001.  The restructuring included the acquisition of two loans with an aggregate principal balance of $13.2 million, excluding accrued interest and penalties, and the reinstatement of the third loan for a total payment by the Company of $1.98 million.  The restructuring of the reinstated loan resulted in the immediate forgiveness of $798,000 of accrued penalties and default interest.  An additional $448,000 of accrued interest will be forgiven after the Company makes the scheduled debt service payments through September 2003. The Company will report a gain in the second quarter of 2003 of approximately $11.0 million as a result of the restructuring of the loans.  The funds used to accomplish the restructuring were loaned to the Company by an affiliate of Howard M. Amster, a director and significant shareholder of the Company.

The press release announcing this transaction is attached hereto as Exhibit 99.6.  The respective loan documents are also attached hereto as exhibits.

ITEM 7.  Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

10.88	Demand Promissory Note dated as of May 20, 2003 between Horizon Group Properties, Inc., Pleasant Lake Apts. Limited Partnership, and Pleasant Lake Apts. Corp.

10.89

Consent and Assumption Agreement dated as of May 22, 2003 between and among Wells Fargo Bank Minnesota, N.A., as successor in interest to Norwest Bank Minnesota, National Association, as trustee for  J. P. Morgan Commercial Mortgage Finance Corp., Mortgage Pass-Through Certificates, Series 2000-C9, Tulare Outlet Center, L.P., Daleville, Sommerset, Tulare Outlet Centers, L.P. and Horizon Group Properties, Inc.

10.90	Letter agreement dated May 20, 2003 between Pleasant Lake Apts. Limited Partnership and Horizon Group Properties, Inc.

99.6	Press release issued by the Company on May 30, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GROUP PROPERTIES, INC.

Date:	June 4, 2003	By:	/s/ David R. Tinkham
		Name:	David R. Tinkham
		Title:	Chief Financial Officer and Secretary